NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM ANY INSTRUMENT THAT TRANSFERS AN INTEREST IN REAL PROPERTY BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER

ASSIGNMENT OF RENTS, LEASES, AND OTHER BENEFITS

This Assignment, made the 9th day of December, 2010, by and between G & E HC REIT II SURGICAL HOSPITAL OF HUMBLE, LLC, a Delaware limited liability company, hereinafter called “Assignor”, and AMERICAN MOMENTUM BANK, hereinafter called “Assignee”.

WITNESSETH:

Assignor, for good and valuable consideration, the receipt of which is hereby acknowledged, does hereby absolutely and irrevocably bargain, sell, transfer, assign, convey, set over and deliver unto Assignee all right, title and interest of the Assignor in, to and under any leases currently in existence and all future leases hereinafter entered into by Assignor, relating to that certain real property situated in Harris County, Texas, described as follows:

Tract I:

A 2.5814 acre (113,444 sq. ft.) tract of land situated in the John Brown Jones Survey, Abstract Number 484, Harris County, Texas, being out of Unrestricted Reserve “B”, SHORT PLAT OF HUMBLE GATTITOWN, as recorded under Film Code Number 434058 of the Harris County Map Records, and being more particularly described by metes and bounds attached hereto and made a part hereof.

Tract II:

Easement rights benefitting Tract I, created in Access Easement Agreement dated May 9, 2000, filed for record under Harris County Clerk’s File No. U463033.

Tract III:

Easement rights benefitting Tract I, created in Easement Agreement for Utilities dated March 18, 2005, filed for record under Harris County Clerk’s File No. Y340602.

Tract IV:

Easement rights benefitting Tract I, created in Reciprocal Access and Parking Easement Agreement dated March 18, 2005, filed for record under Harris County Clerk’s File No. Y340604;

Tract V:

Easement rights benefitting Tract I, created in Utilities Easement and Electrical Conduit Easement dated December   , 2010, filed for record under Harris County Clerk’s File No.      ;

Tract VI:

Easement rights benefitting Tract I, created in Drainage Easements and Light Standard Easements Agreement dated December   , 2010, filed for record under Harris County Clerk’s File No.   ;

Tract VII:

Easement rights benefitting Tract I, created in Reciprocal Access and Parking Easement dated December   , 2010, filed for record under Harris County Clerk’s File No.   ;

and all amendments, extensions and renewals of said leases and any of them, all of which are hereinafter called the “Leases”; and all rents, income and profits which may now or hereafter be or become due or owing under the Leases, or any of them; and all income, profits, revenues, royalties, bonuses, accounts, equitable and contract rights, general intangibles and benefits in any way pertaining to or on account of the use of the Premises.

Assignor warrants, covenants and agrees with Assignee as follows:

1. Assignor is the sole owner of the entire lessor’s interest in the Leases, and has not executed any other assignment of any of the Leases or the rents, income, profits, and benefits accruing from the Premises, and has not done and shall not do anything which might prevent Assignee from fully exercising its rights under this Assignment.

2. The Leases are valid and enforceable in accordance with their terms and have not been altered, modified, amended, terminated, or renewed, nor have any of the terms and conditions thereof been waived in any manner whatsoever except as approved in writing by Assignee.

3. No Leases have been or will be entered into except for actual occupancy of the Premises by the lessees thereunder.

4. There are no defaults, now existing under any of the Leases and there exists no state off acts, which, with the giving of notice or lapse of time or both, would constitute a default under any of the Leases; and Assignor will fulfill or perform each and every condition and covenant of each of the Leases by lessor to be fulfilled or performed, give prompt notice to Assignee of any notice of default either given or received by Assignor under any of the Leases together with a complete copy of any such notice; and Assignor shall, at the sole cost and expense of Assignor, enforce, short of termination of any Lease, the performance or observance of each and every covenant and condition of all such Leases by the lessee(s) to be performed or observed.

5. Assignor has not collected or accepted payment of rent under any of the Leases more than one month in advance.

6. Assignor shall not, without prior written consent of Assignee, (i) execute any other assignment of rents, income, profits and benefits accruing from the Premises, or (ii) execute any future leases of any portion of the Premises, or (iii) terminate or consent to the cancellation or surrender of any Leases or tenancy of the Premises or any part thereof, now existing or hereafter to be made, having an unexpired term of six (6) months or more, or (iv) modify, alter or amend any Lease or tenancy including so as without limitation, shortening the unexpired term thereof or decreasing the amount of the rents payable thereunder, or (v) accept prepayments more than thirty (30) days prior to the due date of any installments of rents to become due and payable under any Leases or tenancies, or (vi) accept any security deposit equal to more than two (2) months’ rent, or (vii) consent to an assignment or subletting, in whole or in part, or (viii)cause or permit any Leases or tenancies to be subordinated to any lien on the Premises, except the lien of the Mortgage referenced below.

7. Assignor shall and does hereby assign and transfer to Assignee any and all subsequent leases and lease guaranties upon all or any part of the Premises and shall execute and deliver at the request of Assignee all such further assurances and assignments as Assignee shall from time to time require or deem necessary.

8. Each of the Leases shall remain in full force and effect irrespective of any merger of the interests of the lessor and lessee under any of the Leases.

9. Assignor shall furnish to Assignee, within thirty (30) days after a request by Assignee to do so, a written statement containing the names of all lessees or occupants of the Premises, the terms of their respective Leases or tenancies, the spaces occupied and the rentals paid. If any of such Leases provide for the giving by the lessee of certificates with respect to the status of such Leases, Assignor shall exercise its right to request such certificates within five (5) days of any demand therefor by Assignee.

10. Assignor shall, at its sole cost and expense, appear in and defend any action or proceeding arising under or in any manner related to any of the Leases.

The parties further agree as follows:

This Assignment is absolute and effective immediately. Notwithstanding the foregoing, Assignor shall have a license to receive, collect, and enjoy the rents, income, profits and benefits accruing from the Premises until a default has occurred under the terms and conditions of that certain Promissory Note of even date herewith in the principal amount of NINE MILLION AND NO/100 DOLLARS ($9,000,000.00) executed by the Assignor and payable to the order of Assignee; and upon default such license shall cease automatically, without need of notice, possession, foreclosure, or any other act or procedure, and all rents, income, profits, and benefits assigned hereby shall thereafter be payable directly to Assignee; except that such license shall be reinstated automatically by acceptance by Assignee of any cure of any such default by Assignor, unless Assignee shall notify Assignor that acceptance of such cure shall not reinstate such license.

Assignee may demand, collect, receive and give complete acquittances for any and all rents, income, profits, and benefits accruing from the Premises, and at Assignee’s discretion file any claim or take any other action or proceeding and make any settlement of any claims which Assignee may deem necessary or desirable in order to collect and enforce the payment of the rents, income, profits, and benefits. Lessees of the Premise are hereby expressly authorized and directed to pay any and all amounts due Assignor pursuant to the Leases to Assignor or such nominee as Assignee may designate in writing delivered to and received by such Lessees who are expressly relieved of any and all duty, liability or obligation to Assignor in respect of all payments so made.

Assignee is hereby vested with full power to use all measures, legal and equitable, deemed by it necessary or proper to enforce this Assignment and to collect the rents, income, profits, and benefits assigned hereunder, including the right of Assignee or its designee to enter upon the Premises, or any part thereof, without force and with process of law, and take possession of all or any part of the Premises together with all personal property, fixtures, documents, books, records, papers and accounts of Assignor relating thereto, and may exclude Assignor, its agents or servants, wholly therefrom. Assignor hereby grants full power and authority to Assignee to exercise all rights, privileges and powers herein granted at any and all times hereafter, without notice to Assignor with full power to use and apply all of the rents and other income herein assigned to the payment of costs of managing and operating the Premises and of any indebtedness or liability of Assignor to Assignee, including but not limited to the payment of taxes, special assessments, insurance premiums, damage claims, the costs of maintaining, repairing, rebuilding and restoring the improvements on the Premises or of making same rentable, attorney’s fees incurred in connection with the enforcement of this Assignment, and of principal and interest payments due from Assignor to Assignee on the Note and the instruments securing payment thereof, all in such order as Assignee may determine. Assignee shall be under no obligation to exercise or prosecute any of the rights or claims assigned to it hereunder or to perform or carry out any of the obligations of the lessor under any of the Leases and does not assume any of the liabilities in connection with or arising or growing out of the covenants and agreements of Assignor in the Leases. Assignor hereby agrees to indemnify Assignee and to hold it harmless from any liability, loss or damage including without limitation reasonable attorney’s fees which may or might be incurred by it under the Leases or by reason of this Assignment, and from any and all claims and demands whatsoever which may be asserted against Assignee by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants or agreements contained in any of the Leases. This Assignment shall not operate to place responsibility for the control, care, management or repair of the Premises, or parts thereof, upon Assignee nor shall it operate to make Assignee liable for any waste of the Premises by lessee under any of the Leases or any other party, or for any dangerous or defective condition of the Premises or for any negligence in the management, upkeep, repair or control of the Premises resulting in loss or injury or death to any lessee, licensee, employee or stranger.

Assignee may, at its option, although it shall not be obligated to do so, perform any lease covenant for and on behalf of Assignor and any monies expended in so doing shall be chargeable with interest to Assignor the same as for advances under the Deed of Trust and Security Agreement (“Mortgage”) of even date herewith securing payment of the Note.

Waiver of or acquiescence by Assignee in any default by Assignor, or failure of Assignee to insist upon strict performance by Assignor of any warranties or agreements in this Assignment, shall not constitute a waiver of any subsequent or other default or failure, whether similar or dissimilar.

The rights and remedies of Assignee under this Agreement are cumulative and are not in lieu of, but are in addition to any other rights or remedies Assignee shall have under the Note, Mortgage, or any other instrument, or at law or in equity.

If any term of this Assignment, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Assignment, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Assignment shall be valid and enforceable to the fullest extent permitted by law.

All notices to be given by this Assignment shall be sufficient if mailed either by (i) postage prepaid, certified or registered mail, return receipt requested, or (2) by delivery to a nationally recognized overnight delivery service, to the above described addresses of the parties hereto, or to such other address as a party may request in writing. Any time period provided in the giving of any notice hereunder shall commence upon the date such notice is deposited in the mail or delivered to said overnight delivery service, as the case may be.

The term “Assignor” and “Assignee” shall be construed to include the heirs, personal representatives, successors and assigns thereof. The gender and number used in this Agreement are used as a reference term only and shall apply with the same effect whether the parties are of the masculine or feminine gender, corporate or other form, and the singular shall likewise include the plural.

This Assignment may not be amended, modified or changed nor shall any waiver of any provision hereof be effective, except only by an instrument in writing and signed by the party against whom enforcement of any waiver, amendment, change, modification or discharge is sought.

This Assignment shall terminate automatically when the Note is paid in full and the Mortgage is fully released and discharged.

IN WITNESS WHEREOF, the said Assignor has caused this instrument to be signed and sealed as of the date first above written.

ASSIGNOR:

G & E HC REIT II SURGICAL HOSPITAL OF
HUMBLE, LLC, a Delaware limited liability company

By: /s/ Shannon K S Johnson
Name: Shannon K S Johnson
Title: Authorized Signatory

State of California	)
) ss.
County of Orange	)

On December 8, 2010 before me, P.C. Han, Notary Public, personally appeared Shannon K S Johnson, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature /s/ P.C. Han (Seal)